CONTACT:
Michael Archer
Senior Vice President
Corporate Controller
Camden National Corporation
(800) 860-8821
marcher@camdennational.com

FOR IMMEDIATE RELEASE

CAMDEN NATIONAL CORPORATION REPORTS
FOURTH QUARTER AND ANNUAL EARNINGS FOR 2018

Company Sets Record Net Income of $53.1 Million for 2018

CAMDEN, Maine, January 29, 2019/PRNewswire/--Camden National Corporation (NASDAQ: CAC; “Camden National” or the “Company”), a $4.3 billion bank holding company headquartered in Camden, Maine, reported net income for 2018 of $53.1 million and diluted earnings per share ("EPS") of $3.39, representing an increase of 86% over 2017. Net income and diluted EPS for 2018 each grew 24% over last year, adjusted for a $14.3 million income tax charge recorded in the fourth quarter of 2017 after the Tax Cuts and Jobs Act of 2017 (the "Tax Act") was enacted1. Return on average assets for 2018 was 1.28%, and return on average equity was 12.92% for the same period.

"We are pleased to report that 2018 was a banner year for the Company,” said Gregory A. Dufour, President and Chief Executive Officer of the Company. "We delivered outstanding operating and financial performance driven by the realization of many key investments we've made over the past several years and the benefit of a lower federal income tax rate. We experienced strong deposit growth of 15% during the year and loan growth of 9% over the same period. At the same time, asset quality continues to be excellent with non-performing assets comprising just 34 basis points of total assets at year-end."

Net income for the fourth quarter of 2018 was $14.0 million and diluted EPS was $0.89, representing an increase over the fourth quarter of 2017 of $17.2 million and $1.09 per share, respectively, and a slight decrease compared to the third quarter of 2018 of $80,000 and $0.01 per share, respectively. Fourth quarter 2018 net income and diluted EPS grew $2.9 million and $0.18 per share, respectively, over the fourth quarter of 2017, adjusted for a $14.3 million income tax charge recorded in the fourth quarter of 2017 due to the Tax Act1.

"We had a great fourth quarter as loan balances grew 4% and deposits grew 8%," said Dufour. "Our loan growth was funded by low-cost deposits2, thus expanding net interest margin to 3.21%, a 7 basis point increase over last quarter. Our loan-to-deposit ratio at December 31, 2018, was 87%, positioning us well as we enter 2019."

In December 2018, the Company's Board of Directors announced a dividend of $0.30 per share, reflecting a dividend yield of 3.34% on December 31, 2018. On January 22, 2019, the Company announced the approval of its common share repurchase program for up to 775,000 shares, or approximately 5% of the Company's outstanding common stock.

Dufour added, "In November 2018, we announced the opening of our new prototype, state-of-the-art banking center located in the Bill & Joan Alfond Main Street Commons in downtown Waterville, Maine, following the sale of the Company's Waterville property to Colby College earlier this year. The revitalization efforts by the City and Colby College have been nothing short of extraordinary, and we are excited to be part of it."
______________________________________________________________________________________________________
1 This is a non-GAAP measure. Please refer to "Reconciliation of non-GAAP to GAAP Financial Measures" for further details.
2 Low-cost deposits includes non-interest checking, interest checking, savings and money market accounts.

Fourth Quarter 2018 Highlights:	Year-to-Date 2018 Highlights:
● Net income of $14.0 million and diluted EPS of $0.89	● Net income of $53.1 million and diluted EPS of $3.39
● Return on average assets was 1.32% and return on average equity was 13.19%	● Return on average assets was 1.28% and return on average equity was 12.92%
● Efficiency ratio on a GAAP basis was 57.42% and on a non-GAAP basis was 56.50%[1]	● Efficiency ratio on a GAAP basis was 57.98% and on a non-GAAP basis was 57.71%[1]
● Loan growth of 4% and deposit growth of 8%	● Loan growth of 9% and deposit growth of 15%
● Net recoveries of $1.2 million	● Net charge-offs of $304,000 and 0.01% of average loans

FINANCIAL CONDITION

Total assets at December 31, 2018, grew 6% over last year to $4.3 billion. The loan portfolio increased $243.8 million, or 9%, in 2018 to $3.0 billion at December 31, 2018, led by residential and commercial real estate growth of $134.5 million and $105.5 million, respectively, while consumer and home equity loan balances grew 2%. Over the same period, commercial loans decreased 1% as the Healthcare Professional Funding Corporation ("HPFC") loan portfolio continues to run-off.

Total deposits at December 31, 2018, grew 15% over last year to $3.5 billion. Over this period, low-cost deposits2 increased $337.7 million, or 15%, to $2.7 billion at December 31, 2018, led by an increase in checking account deposits of $185.9 million and savings and money market deposits of $151.8 million. At December 31, 2018, interest checking balances included $75.0 million of temporary funds which we anticipate will be fully withdrawn by March 31, 2019.

For 2018, average low-cost deposits2 balances grew $221.1 million, or 10%, to $2.4 billion for the year-ended December 31, 2018. Over the same period, average total borrowings decreased 10%.

The Company's capital position at December 31, 2018 was well in excess of regulatory requirements, including a total risk-based capital ratio of 14.36% and a Tier I leverage ratio of 9.53%. At December 31, 2018, the Company's book value per share was $27.95, representing an 8% increase over December 31, 2017, and its tangible book value per share1 increased 10% over the same period to $21.61 at December 31, 2018.

ASSET QUALITY

Asset quality as of December 31, 2018 was very strong, continuing the trend from the previous quarter. At December 31, 2018, non-performing assets were 0.34% of total assets, and non-performing loans were 0.48% of total loans, representing a decrease of 0.12% and 0.17%, respectively, since September 30, 2018 and 0.16% and 0.25%, respectively, since December 31, 2017. Loans 30-89 days past due were 0.29% of total loans at December 31, 2018.

In the fourth quarter of 2018, a significant commercial credit relationship previously on non-accrual was favorably resolved, which drove a net recovery of $1.2 million for the quarter and net charge-offs of 0.01% of average loans for the year. With this recovery, the provision for credit losses was $7,000 for the fourth quarter of 2018, and $847,000 for the year ended December 31, 2018. At December 31, 2018, the allowance for loan losses was 0.82% of total loans and 171.17% of non-performing loans.

Q4 2018 FINANCIAL OPERATING RESULTS (linked quarter)

The Company reported net income of $14.0 million for the fourth quarter of 2018 and diluted EPS of $0.89, representing a decrease of $80,000 and $0.01 per share, respectively, compared to the third quarter of 2018.

Net interest income of $31.6 million in the fourth quarter of 2018 increased $1.2 million over last quarter. The 4% increase was driven by average deposits growth of $140.9 million, or 5%, between quarters. This enabled the Company to fund its average loan growth of $75.0 million between quarters with lower-cost funding and expand its net interest margin by 7 basis points to 3.21% for the fourth quarter of 2018.

______________________________________________________________________________________________________
1 This is a non-GAAP measure. Please refer to "Reconciliation of non-GAAP to GAAP Financial Measures" for further details.
2 Low-cost deposits includes non-interest checking, interest checking, savings and money market accounts.

Non-interest income of $9.5 million in the fourth quarter of 2018 decreased $913,000 compared to last quarter. The 9% decrease was driven by (i) net losses from the sale of investment securities of $420,000 recorded in the fourth quarter of 2018 as a result of a portfolio re-balancing effort, compared to net gains from the sale of investment securities of $664,000 the previous quarter, and (ii) a decrease in mortgage banking income of $602,000 as we sold 36% of our residential mortgage originations in the fourth quarter of 2018, compared to 46% last quarter. This was partially offset by an increase in debit card income of $666,000, of which $530,000 was attributable to an annual incentive bonus received in the fourth quarter from VISA©.

The provision for credit losses for the fourth quarter was $7,000, compared to $354,000 last quarter. The decrease was due to $1.2 million in net recoveries in the fourth quarter upon the favorable resolution of a large commercial credit relationship.

Non-interest expense of $23.6 million for the fourth quarter of 2018 increased $414,000 over last quarter. The 2% increase was driven by (i) an increase in donation and marketing-related costs of $194,000, (ii) an increase in occupancy costs of $150,000 due to higher utility, heating and ground maintenance costs during the winter months, and (iii) an increase in collection-related costs of $131,000.

YEAR-TO-DATE FINANCIAL OPERATING RESULTS
The Company reported net income of $53.1 million and diluted EPS of $3.39 for the year ended December 31, 2018, representing an increase of $24.6 million and $1.57 per share, respectively, over the same period last year. In the fourth quarter of 2017 the Tax Act was passed, reducing the federal income tax rate from 35% to 21%, effective January 1, 2018, and a $14.3 million income tax expense charge was recorded. For the year-ended December 31, 2018, it's estimated that the lower federal income tax rate benefit was $9.2 million.

Net interest income of $120.4 million in 2018 increased $5.1 million over 2017. The 4% increase was driven by:

•	Average deposits growth of $222.4 million, or 8%, over last year.

•	Average loans growth of $155.9 million, or 6%, over last year.

•
Net interest margin on a fully-taxable basis for 2018 was 3.16%, compared to 3.19% last year. The decrease between periods was due to lower accretion income on acquired loans and time deposits of $902,000. Excluding accretion income on acquired loans and time deposits, net interest margin on a fully-taxable basis for 2018 was 3.10% for 2018 and 2017.

Non-interest income of $38.2 million in 2018 decreased 1% compared to 2017. The decrease was driven by (i) a decrease in mortgage banking income of $1.4 million as we sold 44% of our residential mortgage originations in 2018, compared to 53% in 2017, (ii) a decrease in loan swap fee income of $619,000, and (iii) a decrease in net gains from the sale of investment securities of $580,000. This was partially offset by (i) an increase in debit card income of $988,000, of which $506,000 was attributable to an increase in the VISA© incentive bonus, and (ii) an increase in brokerage and insurance commissions of $468,000.

The provision for credit losses for the year ended December 31, 2018, was $847,000, compared to $3.0 million for the same period last year. The decrease was due to a decrease in non-performing loans of 29% since December 31, 2017, and net charge-offs of 0.01% of average loans for the year ended December 31, 2018, compared to 0.07% for the same period last year.

Non-interest expense for the year ended December 31, 2018, was $91.9 million, compared to $88.5 million for the same period last year. The 4% increase was driven by:

•	An increase in compensation and related expenses of 5%, driven by normal merit increases, additional positions added throughout 2018, and an 11% increase in health insurance costs.

•	An increase in other expense of $864,000, of which $734,000 was employee- and business-related travel costs.

•	An increase in consulting and professional fees of $634,000, data processing costs of $608,000, and debit card expense of $425,000.

•	The increase was partially offset by a decrease in intangible amortization expense of $1.1 million.

ANNUAL MEETING

Camden National has scheduled its annual meeting of shareholders for Tuesday, April 30, 2019, at 3:00 p.m. local time, at Point Lookout Resort and Conference Center, 67 Atlantic Highway, Northport, Maine 04849. The date for determining the Company's shareholders of record for the annual meeting is February 22, 2019.

CONFERENCE CALL

Camden National will host a conference call and webcast at 3:00 p.m. Eastern Time on January 29, 2019 to discuss our fourth quarter and year-to-date 2018 financial results and outlook. Participants should dial in to the call 10 - 15 minutes before it begins. Information about the conference call is as follows:

Live dial-in (domestic):         (888) 349-0139
Live dial-in (international):    (412) 542-4154
Live webcast:            https://services.choruscall.com/links/cac190129.html

A link to the live webcast will be will be available on Camden National's website under "Investor Relations" at CamdenNational.com prior to the meeting. The transcript of the conference call will also be available on Camden National's website approximately two business days after the conference call.

ABOUT CAMDEN NATIONAL CORPORATION

Camden National Corporation (NASDAQ:CAC), headquartered in Camden, Maine, is the largest publicly traded bank holding company in Northern New England with $4.3 billion in assets and nearly 650 employees. Camden National Bank, its subsidiary, is a full-service community bank founded in 1875 that offers an array of consumer and business financial products and services, accompanied by the latest in digital banking technology to empower customers to bank the way they want. The Bank provides personalized service through a network of 60 banking centers, 71 ATMs, and lending offices in New Hampshire and Massachusetts, all complemented by 24/7 live phone support. Greenwich Associates named Camden National Bank a 2018 Greenwich Customer Experience (CX) Leader in U.S. Retail Banking, a designation that recognizes top U.S. banks in customer experience. In 2018, Camden National Bank received the “Lender at Work for Maine” Award from the Finance Authority of Maine. Comprehensive wealth management, investment, and financial planning services are delivered by Camden National Wealth Management. To learn more, visit CamdenNational.com. Member FDIC.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including certain plans, expectations, goals, projections and other statements, which are subject to numerous risks, assumptions and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; changes in general economic conditions; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; legislative and regulatory changes that adversely affect the business in which Camden National is engaged; changes in the securities markets and other risks and uncertainties disclosed from time to time in in Camden National’s Annual Report on Form 10-K for the year ended December 31, 2017, as updated by other filings with the Securities and Exchange Commission ("SEC"). Camden National does not have any obligation to update forward-looking statements.

USE OF NON-GAAP MEASURES

In addition to evaluating the Company's results of operations in accordance with generally accepted accounting principles in the United States ("GAAP"), management supplements this evaluation with certain non-GAAP financial measures, such as adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, adjusted return on average equity, and adjusted return on average tangible equity; tangible common equity ratio; tangible book value per share; and the efficiency ratio. Management believes these non-GAAP financial measures help investors in understanding the Company's operating performance and trends and allow for better performance comparisons to other banks. In addition, these non-GAAP financial measures remove the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for GAAP operating results, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other financial institutions. Reconciliation to the comparable GAAP financial measure can be found in this document.

ANNUALIZED DATA

Certain returns, yields, and performance ratios are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. Annualized data may not be indicative of any four-quarter period, and are presented for illustrative purposes only.

Selected Financial Data (unaudited)

	At or For The Three Months Ended			At or For The Year Ended
(In thousands, except number of shares and per share data)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Financial Condition Data
Investments	$926,678	$887,835	$907,642	$926,678	$907,642
Loans and loans held for sale	3,030,625	2,919,001	2,790,542	3,030,625	2,790,542
Allowance for loan losses	24,712	23,526	24,171	24,712	24,171
Total assets	4,297,435	4,189,745	4,065,398	4,297,435	4,065,398
Deposits	3,464,474	3,220,755	3,000,491	3,464,474	3,000,491
Borrowings	341,515	479,498	611,498	341,515	611,498
Shareholders' equity	435,825	415,686	403,413	435,825	403,413
Operating Data
Net interest income	$31,587	$30,423	$29,659	$120,393	$115,300
Provision for credit losses	7	354	238	847	3,035
Non-interest income	9,479	10,392	9,840	38,176	38,599
Non-interest expense	23,580	23,166	23,099	91,945	88,510
Income before income tax expense	17,479	17,295	16,162	65,777	62,354
Income tax expense	3,502	3,238	19,335	12,706	33,878
Net income (loss)	$13,977	$14,057	$(3,173)	$53,071	$28,476
Key Ratios
Return on average assets	1.32%	1.34%	(0.31)%	1.28%	0.71%
Return on average equity	13.19%	13.44%	(3.02)%	12.92%	7.00%
Net interest margin	3.21%	3.14%	3.20%	3.16%	3.19%
Non-performing loans to total loans	0.48%	0.65%	0.73%	0.48%	0.73%
Non-performing assets to total assets	0.34%	0.46%	0.50%	0.34%	0.50%
Annualized net (recoveries) charge-offs to average loans	(0.16)%	0.07%	0.07%	0.01%	0.07%
Tier I leverage capital ratio	9.53%	9.42%	9.07%	9.53%	9.07%
Total risk-based capital ratio	14.36%	14.55%	14.14%	14.36%	14.14%
Per Share Data
Basic earnings per share	$0.90	$0.90	$(0.20)	$3.40	$1.83
Diluted earnings per share	$0.89	$0.90	$(0.20)	$3.39	$1.82
Cash dividends declared per share	$0.30	$0.30	$0.25	$1.15	$0.94
Book value per share	$27.95	$26.79	$25.99	$27.95	$25.99
Weighted average number of common shares outstanding	15,589,310	15,580,782	15,521,447	15,571,387	15,509,665
Diluted weighted average number of common shares outstanding	15,646,540	15,638,986	15,521,447	15,626,303	15,588,347
Non-GAAP Measures(1)
Adjusted net income	$13,977	$14,057	$11,090	$53,071	$42,739
Adjusted return on average assets	1.32%	1.34%	1.09%	1.28%	1.07%
Adjusted return on average equity	13.19%	13.44%	10.56%	12.92%	10.51%
Adjusted return on average tangible equity	17.43%	17.84%	14.20%	17.22%	14.35%
Tangible common equity ratio	8.02%	7.74%	7.66%	8.02%	7.66%
Tangible book value per share	$21.61	$20.31	$19.57	$21.61	$19.57
Adjusted diluted earnings per share	$0.89	$0.90	$0.71	$3.39	$2.73
Efficiency ratio	56.50%	57.33%	57.75%	57.71%	57.05%

(1)	Please see "Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)."

Consolidated Statements of Condition Data (unaudited)

(In thousands, except number of shares)	December 31, 2018	September 30, 2018	December 31, 2017
ASSETS
Cash and due from banks	$52,240	$48,124	$44,057
Interest-bearing deposits in other banks	14,759	50,218	58,914
Total cash, cash equivalents and restricted cash	66,999	98,342	102,971
Investments:
Available-for-sale securities, at fair value(1)	910,692	869,626	789,899
Held-to-maturity securities, at amortized cost (fair value of $1,291, $1,267 and $94,913, respectively)(1)	1,307	1,308	94,073
Other investments	14,679	16,901	23,670
Total investments	926,678	887,835	907,642
Loans held for sale, at fair value (book value of $4,315, $10,188 and $8,065, respectively)	4,403	10,158	8,103
Loans:
Commercial real estate	1,269,533	1,215,979	1,164,023
Residential real estate	992,866	941,488	858,369
Commercial(2)	415,436	405,666	418,520
Consumer and home equity	348,387	345,710	341,527
Total loans	3,026,222	2,908,843	2,782,439
Less: allowance for loan losses	(24,712)	(23,526)	(24,171)
Net loans	3,001,510	2,885,317	2,758,268
Goodwill	94,697	94,697	94,697
Other intangible assets	4,230	4,411	4,955
Bank-owned life insurance	89,919	89,312	87,489
Premises and equipment, net	42,495	41,277	41,891
Deferred tax assets	23,053	26,241	22,776
Other assets	43,451	52,155	36,606
Total assets	$4,297,435	$4,189,745	$4,065,398
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest checking	$592,781	$564,113	$478,643
Interest checking	927,321	932,972	855,570
Savings and money market	1,137,356	996,790	985,508
Certificates of deposit	443,912	446,414	475,010
Brokered deposits	363,104	280,466	205,760
Total deposits	3,464,474	3,220,755	3,000,491
Short-term borrowings	270,868	409,732	541,796
Long-term borrowings	11,580	10,738	10,791
Subordinated debentures	59,067	59,028	58,911
Accrued interest and other liabilities	55,621	73,806	49,996
Total liabilities	3,861,610	3,774,059	3,661,985
Shareholders’ equity	435,825	415,686	403,413
Total liabilities and shareholders’ equity	$4,297,435	$4,189,745	$4,065,398

(1)	In the fourth quarter of 2018, the Company adopted ASU 2017-12, effective January 1, 2018, and transferred its qualifying held-to maturity debt securities to available-for-sale securities.

(2)	Includes the HPFC loan portfolio.

Consolidated Statements of Income Data (unaudited)

	For The Three Months Ended
(In thousands, except per share data)	December 31, 2018	September 30, 2018	December 31, 2017
Interest Income
Interest and fees on loans	$34,532	$32,813	$29,728
Interest on U.S. government and sponsored enterprise obligations (taxable)	4,708	4,408	4,091
Interest on state and political subdivision obligations (nontaxable)	659	659	685
Interest on deposits in other banks and other investments	554	677	536
Total interest income	40,453	38,557	35,040
Interest Expense
Interest on deposits	6,650	5,255	3,243
Interest on borrowings	1,357	2,021	1,283
Interest on subordinated debentures	859	858	855
Total interest expense	8,866	8,134	5,381
Net interest income	31,587	30,423	29,659
Provision for credit losses	7	354	238
Net interest income after provision for credit losses	31,580	30,069	29,421
Non-Interest Income
Debit card income	2,839	2,173	2,192
Service charges on deposit accounts	1,984	1,910	1,897
Mortgage banking income, net	1,156	1,758	1,797
Income from fiduciary services	1,347	1,339	1,277
Brokerage and insurance commissions	665	615	546
Bank-owned life insurance	607	606	620
Other service charges and fees	516	596	471
Net (loss) gain on sale of securities	(420)	664	28
Other income	785	731	1,012
Total non-interest income	9,479	10,392	9,840
Non-Interest Expense
Salaries and employee benefits	13,080	13,143	12,869
Furniture, equipment and data processing	2,649	2,575	2,690
Net occupancy costs	1,764	1,614	1,650
Consulting and professional fees	874	958	706
Debit card expense	841	833	721
Regulatory assessments	490	447	559
Other real estate owned and collection costs, net	370	239	413
Amortization of intangible assets	181	182	392
Other expenses	3,331	3,175	3,099
Total non-interest expense	23,580	23,166	23,099
Income before income tax expense	17,479	17,295	16,162
Income Tax Expense	3,502	3,238	19,335
Net income (loss)	$13,977	$14,057	$(3,173)
Per Share Data:
Basic earnings per share	$0.90	$0.90	$(0.20)
Diluted earnings per share	$0.89	$0.90	$(0.20)

Consolidated Statements of Income Data (unaudited)

	Year Ended December 31,
(In thousands, except per share data)	2018	2017
Interest Income
Interest and fees on loans	$128,546	$114,563
Interest on U.S. government and sponsored enterprise obligations (taxable)	17,727	16,879
Interest on state and political subdivision obligations (nontaxable)	2,648	2,764
Interest on deposits in other banks and other investments	2,456	1,898
Total interest income	151,377	136,104
Interest Expense
Interest on deposits	20,113	11,811
Interest on borrowings	7,456	5,585
Interest on subordinated debentures	3,415	3,408
Total interest expense	30,984	20,804
Net interest income	120,393	115,300
Provision for credit losses	847	3,035
Net interest income after provision for credit losses	119,546	112,265
Non-Interest Income
Debit card income	9,067	8,079
Service charges on deposit accounts	7,663	7,529
Mortgage banking income, net	5,914	7,363
Income from fiduciary services	5,376	5,108
Brokerage and insurance commissions	2,615	2,147
Bank-owned life insurance	2,430	2,370
Other service charges and fees	2,080	2,029
Net gain on sale of securities	275	855
Other income	2,756	3,119
Total non-interest income	38,176	38,599
Non-Interest Expense
Salaries and employee benefits	51,513	49,109
Furniture, equipment and data processing	10,359	9,894
Net occupancy costs	6,876	6,884
Consulting and professional fees	3,752	3,118
Debit card expense	3,180	2,755
Regulatory assessments	1,937	2,166
Other real estate owned and collection costs, net	935	971
Amortization of intangible assets	725	1,809
Other expenses	12,668	11,804
Total non-interest expense	91,945	88,510
Income before income tax expense	65,777	62,354
Income Tax Expense	12,706	33,878
Net income	$53,071	$28,476
Per Share Data:
Basic earnings per share	$3.40	$1.83
Diluted earnings per share	$3.39	$1.82

Quarterly Average Balance and Yield/Rate Analysis (unaudited)

	Average Balance			Yield/Rate
	For the Three Months Ended			For the Three Months Ended
(In thousands)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	September 30, 2018	December 31, 2017
Assets
Interest-earning assets:
Interest-bearing deposits in other banks(1)	$24,620	$45,824	$49,826	1.57%	1.85%	1.11%
Securities - taxable	830,097	826,541	811,006	2.49%	2.36%	2.21%
Securities - nontaxable(2)	97,192	97,775	101,371	3.43%	3.41%	4.16%
Loans(3):
Commercial real estate	1,230,791	1,198,677	1,153,842	4.60%	4.46%	4.15%
Residential real estate	973,124	934,029	861,658	4.29%	4.16%	4.15%
Commercial(2)	364,253	351,980	343,921	4.50%	4.56%	4.12%
Consumer and home equity	346,494	344,740	343,942	5.36%	5.16%	4.54%
HPFC	35,163	38,356	46,565	7.66%	7.64%	8.14%
Municipal(2)	17,520	24,603	18,442	3.28%	3.06%	3.73%
Total loans	2,967,345	2,892,385	2,768,370	4.60%	4.49%	4.26%
Total interest-earning assets(1)	3,919,254	3,862,525	3,730,573	4.11%	3.97%	3.77%
Other assets(1)	294,178	301,489	308,523
Total assets	$4,213,432	$4,164,014	$4,039,096

Liabilities & Shareholders' Equity
Deposits:
Non-interest checking	$577,177	$517,651	$486,753	—%	—%	—%
Interest checking	941,439	865,012	824,247	0.80%	0.54%	0.28%
Savings	483,651	483,577	497,929	0.06%	0.06%	0.06%
Money market	553,785	512,650	489,426	1.07%	0.89%	0.58%
Certificates of deposit	444,769	481,059	490,779	1.26%	1.18%	0.90%
Total deposits	3,000,821	2,859,949	2,789,134	0.65%	0.53%	0.36%
Borrowings:
Brokered deposits	307,559	272,471	217,328	2.28%	2.07%	1.35%
Customer repurchase agreements	265,675	244,189	254,529	1.22%	1.08%	0.50%
Subordinated debentures	59,048	59,009	58,892	5.77%	5.77%	5.76%
Other borrowings	93,181	249,341	257,420	2.29%	2.16%	1.48%
Total borrowings	725,463	825,010	788,169	2.18%	2.07%	1.45%
Total funding liabilities	3,726,284	3,684,959	3,577,303	0.94%	0.88%	0.60%
Other liabilities	66,805	64,119	44,979
Shareholders' equity	420,343	414,936	416,814
Total liabilities & shareholders' equity	$4,213,432	$4,164,014	$4,039,096
Net interest rate spread (fully-taxable equivalent)(1)				3.17%	3.09%	3.17%
Net interest margin (fully-taxable equivalent)(1)				3.21%	3.14%	3.20%
Net interest margin (fully-taxable equivalent), excluding fair value mark accretion and collection of previously charged-off acquired loans(1)(4)				3.14%	3.09%	3.13%

(1)	Average balance for the three months ended December 31, 2017, was revised to include average interest-bearing deposits in other banks in total average interest-earning assets.
(2) Reported on tax-equivalent basis calculated using the corporate federal income tax rate in effect for the period, including certain commercial loans.

(3)	Non-accrual loans and loans held for sale are included in total average loans.
(4) Excludes the impact of the fair value mark accretion on loans and certificates of deposit generated in purchase accounting and collection of previously charged-off acquired loans for the three months ended December 31, 2018, September 30, 2018, and December 31, 2017, totaling $686,000, $434,000 and $689,000, respectively.

Year-to-Date Average Balance and Yield/Rate Analysis (unaudited)

	Average Balance		Yield/Rate
	For the Year Ended		For the Year Ended
(In thousands)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Assets
Interest-earning assets:
Interest-bearing deposits in other banks(1)	$45,155	$40,611	1.62%	1.06%
Securities - taxable	829,462	$826,749	2.35%	2.22%
Securities - nontaxable(2)	98,128	101,898	3.42%	4.17%
Loans(3):
Commercial real estate	1,195,544	1,120,591	4.47%	4.11%
Residential real estate	913,593	838,781	4.19%	4.12%
Commercial(2)	354,508	336,685	4.50%	4.21%
Consumer and home equity	343,292	343,457	5.08%	4.45%
HPFC	39,588	52,031	7.89%	8.53%
Municipal(2)	20,361	19,428	3.18%	3.43%
Total loans	2,866,886	2,710,973	4.49%	4.25%
Total interest-earning assets(1)	3,839,631	3,680,231	3.97%	3.76%
Other assets(1)	295,837	308,375
Total assets	$4,135,468	$3,988,606

Liabilities & Shareholders' Equity
Deposits:
Non-interest checking	$503,287	$430,706	—%	—%
Interest checking	870,125	750,543	0.55%	0.21%
Savings	485,986	492,483	0.06%	0.06%
Money market	515,590	480,119	0.87%	0.52%
Certificates of deposit	467,631	466,418	1.13%	0.88%
Total deposits	2,842,619	2,620,269	0.52%	0.32%
Borrowings:
Brokered deposits	264,711	296,261	1.98%	1.13%
Customer repurchase agreements	248,743	232,762	1.02%	0.46%
Subordinated debentures	58,990	58,834	5.79%	5.79%
Other borrowings	249,544	329,988	1.97%	1.37%
Total borrowings	821,988	917,845	1.96%	1.35%
Total funding liabilities	3,664,607	3,538,114	0.85%	0.59%
Other liabilities	60,106	43,864
Shareholders' equity	410,755	406,628
Total liabilities & shareholders' equity	$4,135,468	$3,988,606
Net interest rate spread (fully-taxable equivalent)(1)			3.12%	3.17%
Net interest margin (fully-taxable equivalent)(1)			3.16%	3.19%
Net interest margin (fully-taxable equivalent), excluding fair value mark accretion and collection of previously charged-off acquired loans(1)(4)			3.10%	3.10%

(1)	Average balance for the year ended December 31, 2017, was revised to include average interest-bearing deposits in other banks in total average interest-earning assets.

(2)	Reported on tax-equivalent basis calculated using the corporate federal income tax rate in effect for the period, including certain commercial loans.

(3)	Non-accrual loans and loans held for sale are included in total average loans.

(4)
Excludes the impact of the fair value mark accretion on loans and certificates of deposit generated in purchase accounting and collection of previously charged-off acquired loans for the years ended December 31, 2018 and 2017, totaling $2.3 million and $3.2 million, respectively.

Asset Quality Data
(unaudited)
(In thousands)	At or For The Year Ended December 31, 2018	At or For The Nine Months Ended September 30, 2018	At or For The Six Months Ended June 30, 2018	At or For The Three Months Ended March 31, 2018	At or For The Year Ended December 31, 2017
Non-accrual loans:
Residential real estate	$5,492	$4,720	$5,742	$6,185	$4,979
Commercial real estate	1,380	5,517	5,600	4,603	5,642
Commercial	1,279	2,402	1,934	1,991	2,000
Consumer	1,861	1,647	1,700	1,464	1,650
HPFC	518	591	834	655	1,043
Total non-accrual loans	10,530	14,877	15,810	14,898	15,314
Loans 90 days past due and accruing	14	14	—	—	—
Accruing troubled-debt restructured loans not included above	3,893	4,039	4,000	4,361	5,012
Total non-performing loans	14,437	18,930	19,810	19,259	20,326
Other real estate owned	130	185	130	130	130
Total non-performing assets	$14,567	$19,115	$19,940	$19,389	$20,456
Loans 30-89 days past due:
Residential real estate	$4,833	$3,816	$2,222	$2,777	$5,277
Commercial real estate	2,130	574	309	1,121	1,135
Commercial	169	723	1,490	243	518
Consumer	1,467	902	1,258	1,190	1,197
HPFC	183	1,078	455	528	887
Total loans 30-89 days past due	$8,782	$7,093	$5,734	$5,859	$9,014
Allowance for loan losses at the beginning of the period	$24,171	$24,171	$24,171	$24,171	$23,116
Provision (credit) for loan losses	845	845	490	(500)	3,026
Charge-offs:
Residential real estate	173	231	116	31	482
Commercial real estate	512	512	512	426	124
Commercial	736	448	298	171	1,014
Consumer	572	451	266	175	558
HPFC	255	209	—	—	290
Total charge-offs	2,248	1,851	1,192	803	2,468
Total recoveries	(1,944)	(361)	(199)	(122)	(497)
Net charge-offs	304	1,490	993	681	1,971
Allowance for loan losses at the end of the period	$24,712	$23,526	$23,668	$22,990	$24,171
Components of allowance for credit losses:
Allowance for loan losses	$24,712	$23,526	$23,668	$22,990	$24,171
Liability for unfunded credit commitments	22	15	16	23	20
Allowance for credit losses	$24,734	$23,541	$23,684	$23,013	$24,191
Ratios:
Non-performing loans to total loans	0.48%	0.65%	0.69%	0.69%	0.73%
Non-performing assets to total assets	0.34%	0.46%	0.48%	0.47%	0.50%
Allowance for loan losses to total loans	0.82%	0.81%	0.83%	0.82%	0.87%
Net (recoveries) charge-offs to average loans (annualized)
Quarter-to-date	(0.16)%	0.07%	0.04%	0.10%	0.07%
Year-to-date	0.01%	0.07%	0.07%	0.10%	0.07%
Allowance for loan losses to non-performing loans	171.17%	124.28%	119.48%	119.37%	118.92%
Loans 30-89 days past due to total loans	0.29%	0.24%	0.20%	0.21%	0.32%

Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)

Adjusted Net Income; Adjusted Diluted EPS; and Adjusted Return on Average Assets:
	For the Three Months Ended			For the Year Ended
(In thousands, except per share data)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Adjusted Net Income:
Net income (loss), as presented	$13,977	$14,057	$(3,173)	$53,071	$28,476
Add: impact of the revaluation of deferred tax assets and liabilities due to the Tax Act	—	—	14,263	—	14,263
Adjusted net income	$13,977	$14,057	$11,090	$53,071	$42,739
Adjusted Diluted EPS:
Diluted EPS, as presented	$0.89	$0.90	$(0.20)	$3.39	$1.82
Add: impact of the revaluation of deferred tax assets and liabilities due to the Tax Act	—	—	0.91	—	0.91
Adjusted diluted EPS	$0.89	$0.90	$0.71	$3.39	$2.73
Adjusted Return on Average Assets:
Return on average assets, as presented	1.32%	1.34%	(0.31)%	1.28%	0.71%
Add: impact of the revaluation of deferred tax assets and liabilities due to the Tax Act	—%	—%	1.40%	—%	0.36%
Adjusted return on average assets	1.32%	1.34%	1.09%	1.28%	1.07%

Adjusted Return on Average Equity and Adjusted Return on Average Tangible Equity:
	For the Three Months Ended			For the Year Ended
(In thousands)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net income (loss), as presented	$13,977	$14,057	$(3,173)	$53,071	$28,476
Add: impact of the revaluation of deferred tax assets and liabilities due to the Tax Act	—	—	14,263	—	14,263
Adjusted net income	13,977	14,057	11,090	53,071	42,739
Add: amortization of intangible assets, net of tax(1)	143	144	255	573	1,176
Adjusted tangible net income	$14,120	$14,201	$11,345	$53,644	$43,915
Average equity, as presented	$420,343	$414,936	$416,814	$410,755	$406,628
Less: average goodwill and other intangible assets	(99,015)	(99,195)	(99,823)	(99,287)	(100,513)
Average tangible equity	$321,328	$315,741	$316,991	$311,468	$306,115
Return on average equity	13.19%	13.44%	(3.02)%	12.92%	7.00%
Adjusted return on average equity	13.19%	13.44%	10.56%	12.92%	10.51%
Adjusted return on average tangible equity	17.43%	17.84%	14.20%	17.22%	14.35%

(1)	Reported on a tax-equivalent basis using the corporate federal income tax rate in effect for the respective period.

Efficiency Ratio:
	For the Three Months Ended			For the Year Ended
(In thousands)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Non-interest expense, as presented	$23,580	$23,166	$23,099	$91,945	$88,510
Net interest income, as presented	$31,587	$30,423	$29,659	$120,393	$115,300
Add: effect of tax-exempt income(1)	251	260	525	1,022	2,105
Non-interest income, as presented	9,479	10,392	9,840	38,176	38,599
Add: net loss (gain) on sale of securities	420	(664)	(28)	(275)	(855)
Adjusted net interest income plus non-interest income	$41,737	$40,411	$39,996	$159,316	$155,149
GAAP efficiency ratio	57.42%	56.76%	58.48%	57.98%	57.51%
Non-GAAP efficiency ratio	56.50%	57.33%	57.75%	57.71%	57.05%
(1) Reported on a tax-equivalent basis using the corporate federal income tax rate in effect for the respective period.

Tangible Book Value Per Share and Tangible Common Equity Ratio:
	December 31, 2018	September 30, 2018	December 31, 2017
(In thousands, except number of shares and per share data)
Tangible Book Value Per Share:
Shareholders' equity, as presented	$435,825	$415,686	$403,413
Less: goodwill and other intangible assets	(98,927)	(99,108)	(99,652)
Tangible shareholders' equity	$336,898	$316,578	$303,761
Shares outstanding at period end	15,591,914	15,584,526	15,524,704
Tangible book value per share	$21.61	$20.31	$19.57
Book value per share	$27.95	$26.67	$25.99
Tangible Common Equity Ratio:
Total assets	$4,297,435	$4,189,745	$4,065,398
Less: goodwill and other intangibles	(98,927)	(99,108)	(99,652)
Tangible assets	$4,198,508	$4,090,637	$3,965,746
Common equity ratio	10.14%	9.92%	9.92%
Tangible common equity ratio	8.02%	7.74%	7.66%